Exhibit 10.37

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

by and among

SUN COUNTRY AIRLINES HOLDINGS, INC.

and

THE OTHER PARTIES HERETO

Dated as of [•], 2021

i

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Third Amended and Restated Stockholders Agreement (this “Stockholders Agreement”) is entered into as of [•], 2021 by and among Sun Country Airlines Holdings, Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (the “Holders”).

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Holders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a general partner, partner, managing director, manager, officer, director or principal of the specified Person. Notwithstanding the foregoing, except with respect to Section 5.15 and the definitions of “Related Entities”, “Related Party” and “Related Parties”, none of the Apollo Entities or the Related Entities shall be considered an Affiliate of (i) any portfolio company in which the Apollo Entities or the Related Entities or any of their investment fund affiliates have made a debt or equity investment (and vice versa), (ii) any limited partners, non-managing members of, or other similar direct or indirect investors in, the Apollo Entities or the Related Entities or any of their respective affiliates (and vice versa) or (iii) any portfolio company in which any limited partner, non-managing member of, or other similar direct or indirect investor in the Apollo Entities or the Related Entities any of their respective affiliates have made a debt or equity investment (and vice versa), and none of the Persons described in clauses (i) through (iii) of this definition shall be considered an Affiliate of each other.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amazon Holder” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company, upon its joinder hereto prior to or upon execution of the Amazon Warrant.

“Amazon Warrant” means that certain Warrant Agreement, issued on December 13, 2019, by the Company to the Amazon Holder.

“Apollo Nominee” has the meaning set forth in Section 2.1(b).

“Apollo Entities” means the Apollo Stockholder, its Affiliates that are beneficially owned by Apollo Global Management, Inc. and are Citizens of the United States and the Apollo Stockholder’s and such Affiliates’ respective successors and Permitted Assigns that are Citizens of the United States.

“Apollo Stockholder” means SCA Horus Holdings, LLC, a Delaware limited liability company, and its respective successors and Permitted Assigns that are Citizens of the United States.

“ATSA” means the Air Transportation Services Agreement, dated as of December 13, 2019, as amended as of June 30, 2020, by and between Sun Country, Inc. and Amazon.com Services, LLC (successor to Amazon.com Services, Inc.), as amended or modified from time to time.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as the same may be amended and/or restated from time to time.

“Change of Control” means the direct or indirect (x) sale of all or substantially all of such Person’s assets in one transaction or series of related transactions, (y) merger, consolidation, refinancing or recapitalization as a result of which the holders of such Person’s issued and outstanding capital stock (or equivalent equity securities) immediately before such transaction own or control less than 50% of the voting power of the capital stock (or equivalent equity securities) of such Person or of the continuing or surviving entity immediately after such transaction or (z) acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any Affiliates thereof (other than equity holders of such Person as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or control, directly or indirectly, of at least 50% of the total voting power of all classes of securities entitled to vote generally in the election of such Person’s board of directors or similar governing body.

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time.

“Citizen of the United States” means any Person who is a “citizen of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, and as the same may be amended from time to time).

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” means any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, trustees, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, competitive strategies, marketing plans, student data, educational methods and technology, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company or any of its Subsidiaries.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holders” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means with respect to a Related Entity, a Transferee of shares of Common Stock that (a) is a Citizen of the United States and (b) agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Related Entities” means the Apollo Stockholder, its Affiliates and its and its Affiliates’ respective successors and Permitted Assigns.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Sun Country, Inc.” means Sun Country, Inc. (d/b/a Sun Country Airlines), a Minnesota corporation, a wholly-owned Subsidiary of the Company.

“Total Number of Directors” means the total number of directors constituting the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.2 Construction. Interpretation of this Agreement shall be governed by the following rules of construction. Unless the context otherwise requires: (a) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive;

(f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) each of the Apollo Stockholder and the Holders has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; and (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Election of Directors.

(a) Following the Closing Date, the Apollo Stockholder shall have the right, but not the obligation, to nominate for election to the Board: (i) so long as the Apollo Entities beneficially own 50% or more of the outstanding shares of Common Stock, a number of nominees equal to at least a majority of the Total Number of Directors or, (ii) if the Apollo Entities beneficially own less than 50% of the outstanding shares of Common Stock, a number of Directors comprising a percentage of the Board in accordance with its beneficial ownership of Common Stock, for so long as the Apollo Entities beneficially own at least 5% of issued and outstanding Common Stock. For purposes of calculating the number of Directors that the Apollo Stockholder is entitled to nominate pursuant to clause (ii), any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors. In addition to the foregoing, the Amazon Holder shall continue to have the rights set forth in the Amazon Warrant (including, without limitation, the Additional Terms therein as to Board Director and Observer) and the ATSA.

(b) In the event that the Apollo Stockholder has nominated less than the total number of nominees the Apollo Stockholder is entitled to nominate for election to the Board pursuant to Section 2.1(a), the Apollo Stockholder shall have the right, at any time, to nominate for election to the Board such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law, to (x) enable the Apollo Stockholder to nominate for election to the Board and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise and (y) to effect the election or appointment of such additional individuals nominated by the Apollo Stockholder to fill such newly-created directorships or to fill any other existing vacancies. Each such person whom the Apollo Stockholder shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as an “Apollo Nominee”. Each such person whom the Amazon Holder shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as an “Amazon Nominee”. In the event that the Amazon Condition is no longer satisfied, the Amazon Holder shall take all actions necessary, appropriate or otherwise reasonably requested by the Company or the Apollo Stockholder to cause the Amazon Nominee to resign or be removed from the Board and any committee of the Board, if applicable.

(c) In the event that a vacancy is created at any time by the death, retirement or resignation of any Apollo Nominee or Amazon Nominee (provided that the Amazon Holder Condition is satisfied), the remaining Directors and the Company shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by a new nominee of the Apollo Stockholder (which nominee, in the case of a vacancy in respect of an Amazon Nominee, shall be identified by the Amazon Holder), as soon as possible.

(d) Notwithstanding anything to the contrary in this Section 2.1, at least two-thirds of the Directors shall be Citizens of the United States as provided under Applicable Transportation Law (as defined in Bylaws) and as set forth in Section 3.03 of the Bylaws. If the number of Directors who are not Citizens of the United States serving on the Board at any time exceeds the limitations provided under Applicable Transportation Law, one or more Directors who are not Citizens of the United States shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as Directors and shall automatically cease to be Directors.

(e) The Company agrees, to the fullest extent permitted by applicable law, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons nominated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled, solely for the purposes set forth in this Section 2.1(e), to identify such individual as an Apollo Nominee or an Amazon Nominee pursuant to this Stockholders Agreement.

ARTICLE III

INFORMATION

Section 3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. For so long as (x) no Apollo Nominee is then serving as a Director, and (y) the Apollo Stockholder beneficially owns 3% or more of the outstanding shares of Common Stock, the Company shall, and shall cause its

Subsidiaries to, permit the Apollo Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary. For so long as (x) no Apollo Nominee is then serving as a Director, and (y) the Apollo Stockholder beneficially owns 3% or more of the outstanding shares of Common Stock, the Company, upon the written request of any Apollo Entity, shall, and shall cause its Subsidiaries to, provide the Apollo Entities, in addition to other information that might be reasonably requested by the Apollo Entities from time to time, (i) direct access to the Company’s auditors and officers, (ii) the ability to link the Apollo Stockholder’s systems into the Company’s general ledger and other systems in order to enable the Apollo Entities to retrieve data on a “real-time” basis, (iii) quarter-end reports, in a format to be prescribed by the Apollo Entities, to be provided within 30 days after the end of each quarter, (iv) copies of all materials provided to the Board (or committee of the Board) at the same time as provided to the Directors (or members of a committee of the Board), (v) access to appropriate officers and directors of the Company and its Subsidiaries at such times as may be requested by the Apollo Entities, as the case may be, for consultation with each of the Apollo Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (vi) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Apollo Entities with the right to consult with the Company and its Subsidiaries with respect to such actions, (vii) flash data, in a format to be prescribed by the Apollo Entities, to be provided within ten days after the end of each quarter and (viii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.1, the “Information”). The Company agrees to consider, in good faith, the recommendations of the Apollo Entities in connection with the matters on which the Company is consulted as described above. Subject to Section 3.2, any Apollo Entity (and any party receiving Information from an Apollo Entity) who shall receive Information shall maintain the confidentiality of such Information, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Apollo Entities without the loss of any such privilege.

Section 3.2 Sharing of Information. Individuals associated with the Apollo Stockholder may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1) share such information with other individuals associated with the Apollo Stockholder. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Apollo Entities, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

Section 3.3 Confidential Information.

(a) Confidentiality Obligations. The Apollo Stockholder agrees that all Company Confidential Information is proprietary and confidential to the Company. The Apollo Stockholder (on behalf of itself, its Affiliates and its representatives) (the Apollo Stockholder in such context, the “Receiving Party”) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever, except, in the case of each of clauses (x) and (y):

(i) to authorized representatives and employees of the Company or its Subsidiaries and as otherwise is proper in the course of performing the Receiving Party’s obligations hereunder or under any other agreement between such Receiving Party and the Company or its Subsidiaries, or as a member of the board of directors of any of the foregoing for the purpose of discharging such member’s fiduciary or other duties to the Company or its Subsidiaries, provided such member acts in good faith and in a manner such member reasonably believes to be in the best interests of the Company or its Subsidiaries;

(ii) as part of such Receiving Party’s bona fide reporting or review procedures, or in connection with such Receiving Party’s or its Affiliates’ bona fide fund raising or marketing (subject to the recipients thereof being bound by substantially similar confidentiality obligations and use restrictions as set forth herein);

(iii) in accordance with Section 3.2;

(iv) to such Receiving Party’s (or any of its Affiliates’) general partners, partners, managing directors, managers, officers, directors, employees, principals, Representatives, agents, auditors, attorneys or other advisors on a “need to know” basis; provided, that the Receiving Party shall notify such Persons of the confidential nature of such Company Confidential Information and its obligations hereunder and instruct such Persons to abide by the confidentiality and use restrictions set forth herein applicable to such Persons (unless such Persons are otherwise already bound by a duty of confidentiality to such Receiving Party);

(v) to any bona fide prospective purchaser of the Receiving Party or assets of the Receiving Party or its Affiliates or the Company equity securities held by such Receiving Party, or bona fide prospective merger partner of such Receiving Party or its Affiliates; provided, that such bona fide prospective purchaser or bona fide prospective merger partner agrees to be bound by the provisions of this Section 3.3;

(vi) in connection with the performance of any party’s obligations under this Agreement; or

(vii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (including as part of any governmental or regulatory investigation or review, or to comply with SEC rules or regulations); provided, that the Receiving Party required to make such disclosure shall, to the extent legally permissible, provide to the Company prompt written notice of any such requirement and shall cooperate with the Company in seeking a protective order or other appropriate remedy, to the extent applicable.

(b) Compliance of Affiliates and Representatives. The Apollo Stockholder shall cause its Affiliates to abide by and comply with the provisions of this Section 3.3. The Apollo Stockholder shall, with respect to the Company Confidential Information, be liable to the Company for breaches of the confidentiality and use restrictions set forth herein by the Apollo Stockholder, its Affiliates, and its and their representatives. Notwithstanding the foregoing, no Person (including any investment fund managed by the Receiving Party or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be a representative of the Receiving Party for purposes of this Section 3.3 or have any obligation hereunder unless such Person actually receives Company Confidential Information from, or on behalf of, the Receiving Party. Further, no Affiliate or portfolio company of the Receiving Party shall be deemed to be a representative hereunder for purposes of this Section 3.3 solely due to the fact that one of the Receiving Party’s employees who has received or had access to Company Confidential Information serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information to the other directors, officers or employees of such Affiliate or portfolio company.

(c) For purposes of this Section 3.3, “Company Confidential Information” shall not include, with respect to any Person, information: (i) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Apollo Stockholder, their respective Affiliates or the foregoing’s respective representatives, (ii) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Apollo Stockholder, their respective Affiliates or the foregoing’s respective representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (iii) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective representatives in violation hereof or (iv) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.

ARTICLE IV

OTHER RIGHTS

Section 4.1 Consent to Certain Actions.

(a) Subject to the provisions of Section 4.1(b), without the prior written approval of the Apollo Stockholder, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:

(i) amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Charter, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that adversely affects the Apollo Stockholder and the Related Entities;

(ii) issue additional equity interests of the Company or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan, (B) any award under an equity compensation plan approved by a majority of the Apollo Nominees, or (C) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(iii) merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a Change of Control (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);

(iv) other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) material acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions, other than acquisitions of aircraft or engines in the ordinary course of business or (B) material disposition of assets or equity interests of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, other than dispositions of aircraft or engines in the ordinary course of business;

(v) undertake any liquidation, dissolution or winding up of the Company, Sun Country, Inc., or any other material Subsidiary of the Company;

(vi) incur indebtedness for borrowed money, in a single transaction or a series of related transactions, aggregating to more than $25 million, except for (A) borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Company’s IPO, (B) intercompany indebtedness or (C) financing arrangements for existing aircraft and engines or aircraft and engines permitted to be acquired pursuant to clause (iv), or, in each case, as otherwise approved by the Apollo Stockholder;

(vii) hire or terminate any executive officer of the Company or designate any new executive officer of the Company;

(viii) effect any material change in the nature of the business of the Company or any Subsidiary, taken as a whole; or

(ix) change the size of the Board.

(b) The approval rights set forth in Section 4.1(a) shall terminate at such time as the Apollo Entities no longer collectively beneficially owns at least 25% of the outstanding shares of Common Stock.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Termination. Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate with respect to the Apollo Stockholder upon such time it ceases to own any shares of Common Stock. Except as otherwise provided herein, if the Apollo Stockholder disposes of all of its shares of Common Stock, the Apollo Stockholder shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder. Notwithstanding the foregoing, the provisions of Article II of this Agreement shall survive termination of this Agreement until such time as the Amazon Holder no longer satisfies the Amazon Condition, unless the Amazon Holder provides the Company with written notice of its intent to terminate this Agreement, at which point in time the Amazon Holder shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 5.2 Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic transmission or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by electronic transmission or upon actual delivery by reputable overnight courier service (as indicated in such courier service’s records).

The Company’s address is:

Sun Country Airlines Holdings, Inc.

2005 Cargo Road

Minneapolis, MN 55450

Attention: Eric Levenhagen

E-mail: eric.levenhagen@suncountry.com

with a mandatory copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Brian P. Finnegan

E-mail: bfinnegan@paulweiss.com

The Apollo Entities’ address is:

SCA Horus Holdings LLC

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Antoine G. Munfakh

E-mail: amunfakh@apollolp.com

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-60064

Attention: Brian P. Finnegan

E-mail: bfinnegan@paulweiss.com

Section 5.3 Amendment; Waiver. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company and the Apollo Stockholder; provided, however, that any such amendment, modification, supplement or waiver shall require the consent of the Amazon Holder if such amendment, modification, supplement or waiver would disproportionately and adversely affect the Amazon Holder in a material respect. Upon obtaining any such consent, if applicable, and without any further action or execution by the Amazon Holder, if applicable, (x) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the Apollo Stockholder and (y) each other party to this Agreement shall be deemed a party to and bound by such amendment, modification, supplement or waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Apollo Entity being deprived of the rights contemplated by this Agreement.

Section 5.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Apollo Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder; provided, further, the Amazon Holder shall be entitled to assign, in whole, but not in part, to any of its Affiliates without such prior written consent any of its rights hereunder, so long as such prospective transferee shall thereafter meet the Amazon Conditions.

Section 5.6 Third Parties. Except as provided for in Section 3.2 with respect to any Apollo Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

Section 5.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of any bond.

Section 5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof; provided, however, that with respect to the Amazon Holder, each of the Amazon Warrant and the ATSA shall continue in full force and effect in accordance with their terms and the terms thereof shall supersede any provisions or terms hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. Except as set forth in the first sentence of this Section 5.10, this Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 5.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 5.14 Effectiveness. This Agreement shall become effective upon the Closing Date.

Section 5.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain of the Holders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Apollo Entities or the Related Entities or any of their former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 5.16 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

SUN COUNTRY AIRLINES HOLDINGS, INC.

By:
Name: Eric Levenhagen
Title: Chief Administrative Officer,
General Counsel and Secretary

[Signature Page to Stockholders Agreement]

HOLDERS

SCA HORUS HOLDINGS, LLC.

By:
Name: Eric Levenhagen
Title: Chief Administrative Officer,
General Counsel and Secretary

[Signature Page to Stockholders Agreement]

Prior to or upon the exercise of the Amazon Warrant, the signatory below has joined this Agreement as the Amazon Holder:

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:
Name:
Title:

Date: ___________________________

[Signature Page to Stockholders Agreement]